Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Fourth Quarter and Full Year 2010 Results

- Total revenue increased 40% to $2.9 billion with organic revenue growth of 2% -

- EPS from continuing operations increased 37% to $0.67 -

Fourth Quarter Highlights

•                  EPS from continuing operations, excluding certain items, was $0.84

•                  Risk Solutions revenue increased 4% to $1.8 billion with organic revenue growth of 3%

•                  Risk Solutions operating margin was 21.2% and the operating margin, excluding certain items, increased 70 basis points to a record 21.9%

•                  Closed the merger of Hewitt Associates, Inc. with Aon on October 1, 2010

•                  HR Solutions revenue increased 229% to $1.2 billion with flat organic revenue

•                  HR Solutions operating margin was 7.5% and the operating margin, excluding certain items, decreased 730 basis points to 13.6%

•                  Repurchased 3.6 million shares of common stock for approximately $150 million

CHICAGO, IL — February 4, 2011 - Aon Corporation (NYSE: AON) today reported results for the fourth quarter and full year ended December 31, 2010.

Net income attributable to Aon stockholders increased 17% to $231 million or $0.67 per share, compared to $198 million or $0.69 per share for the prior year quarter.  Net income attributable to Aon stockholders from continuing operations increased 63% to $232 million or $0.67 per share, compared to $142 million or $0.49 per share for the prior year quarter.  Net income per share attributable to Aon stockholders from continuing operations, excluding certain items, decreased 13% to $0.84 compared to $0.96 for the prior year quarter reflecting the merger with Hewitt, including $37 million in additional intangible asset amortization and a higher effective tax rate.  Certain items that impacted fourth quarter results and comparisons with the prior year quarter are detailed in the reconciliation of non-GAAP measures on page 12 of this press release.

“In Risk Solutions, we posted our strongest rate of organic revenue growth in three years and expanded operating margin 70 basis points,” said Greg Case, president and chief executive officer.  “We begin 2011 in a position of strength, as the leading global professional services firm focused on risk and people.  The integration of Aon Hewitt is well underway and client reaction has been exceptional.  Cost savings related to our restructuring programs and operational initiatives are expected to drive significant margin improvement, and our strong cash flow generation provides financial flexibility as demonstrated by the repurchase of $150 million of Aon stock in the quarter.”

FOURTH QUARTER FINANCIAL SUMMARY

Total revenue increased 40% to $2.9 billion from the prior year quarter due to a 41% increase in commissions and fees resulting from acquisitions, primarily Hewitt, net of dispositions and a 2% increase in organic revenue, partially offset by a 1% decrease from foreign currency translation.

Total operating expenses increased 36% or $655 million to $2.5 billion due primarily to the inclusion of operating expenses related to the merger with Hewitt, partially offset by benefits related to the restructuring programs and an estimated $28 million favorable impact from foreign currency translation.

Depreciation and amortization expense increased 92% or $61 million to $127 million compared to the prior year quarter due primarily to the inclusion of $37 million in intangible amortization and $26 million of depreciation expense related to the merger with Hewitt.  The Company expects intangible asset amortization related to the Hewitt merger to be approximately $241 million in 2011, $310 million in 2012, $288 million in 2013 and to continue to decline each year from 2014 through 2023, resulting in total intangible amortization related to the merger with Hewitt of approximately $2.0 billion.

Restructuring expenses were $57 million in the fourth quarter compared to $175 million in the prior year quarter.  In the fourth quarter, the Company incurred $52 million of costs under the Aon Hewitt restructuring program and $5 million of total costs under the Aon Benfield and 2007 restructuring programs.  The total expected cost of the Aon Hewitt restructuring plan is $325 million.  The Company has completed all restructuring activities and incurred 100% of the total costs for the 2007 program and has incurred approximately 88% of the total costs necessary to deliver the remaining savings under the Aon Benfield program.  An analysis of restructuring-related expenses by segment and type are detailed on page 13 of this release.

Restructuring savings in the fourth quarter related to the 2007 restructuring program are estimated at $128 million compared to $108 million in the prior year quarter.  Of the estimated restructuring savings in the fourth quarter, $107 million were related to the Risk Solutions segment primarily from workforce reductions.  Before any potential reinvestment of savings, the 2007 restructuring program is expected to deliver cumulative cost savings of $536 million in 2011.

Restructuring savings in the fourth quarter related to the Aon Benfield restructuring program are estimated at $27 million compared to $17 million in the prior year quarter.  Before any potential reinvestment of savings, the Benfield restructuring program is expected to deliver cumulative cost savings of $122 million in 2011.

Restructuring savings in the fourth quarter related to the Aon Hewitt restructuring program are estimated at $4 million.  The Aon Hewitt merger is expected to deliver cumulative cost savings of $355 million in 2013, including $280 million related to the restructuring program and $75 million in areas such as information technology, procurement and public company costs.

Currency fluctuations in the fourth quarter had no material impact on adjusted net income from continuing operations per diluted share when the Company translates prior year quarter results at current quarter foreign exchange rates.

Effective tax rate on net income from continuing operations increased to 32.8% in the fourth quarter compared to 25.4% in the prior year quarter due primarily to certain deferred tax adjustments and changes in the geographical mix of income following the completed merger with Hewitt.  The Company anticipates an effective tax rate on net income from continuing operations of 30.0% for 2011.

Discontinued Operations after-tax loss was $1 million in the fourth quarter compared to an after-tax gain of $56 million or $0.20 per share in the prior year quarter.  The prior year quarter primarily reflects the recognition of a foreign tax credit carryback related to the sale of Combined Insurance Companies of America (CICA).

Average diluted shares outstanding increased to 346.7 million in the fourth quarter compared to 287.8 million in the prior year quarter due primarily to the issuance of 61 million shares of common stock related to the merger with Hewitt, partially offset by the Company’s share repurchase program.  The Company has approximately $15 million remaining under the share repurchase program which began in 2005 and $2 billion under the share repurchase program previously authorized in 2010.

FOURTH QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the fourth quarter of 2010 and 2009.  The fourth quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 12 of this press release.

RISK SOLUTIONS (Formerly known as Risk and Insurance Brokerage Services)

					Less:
(millions)	Fourth Quarter Ended			Less:	Acquisitions,
Commissions,	Dec 31,	Dec 31,	%	Currency	Divestitures,	Organic
Fees and Other	2010	2009	Change	Impact	Other	Revenue
Retail	$1,417	$1,347	5%	(1)%	2%	4%
Reinsurance	336	339	(1)	—	—	(1)
Subtotal	$1,753	$1,686	4%	(1)%	2%	3%
Investment Income	12	14	(14)%
Total Revenue	$1,765	$1,700	4%

Risk Solutions total revenue increased 4% to $1.8 billion compared to the prior year quarter due to 3% organic growth in commissions and fees and a 2% increase from acquisitions, primarily Allied North America, net of dispositions, partially offset by a 1% unfavorable impact from foreign currency translation and a 14% decline in investment income.

Retail organic revenue increased 4% and reflects the highest rate of organic revenue growth since the second quarter of 2007.  By geographic region in Retail, the Americas organic revenue increased 3% due to strong growth in Latin America and modest growth in U.S. retail.  U.K. organic revenue increased 6% due primarily to strong new business growth and growth in the Affinity business.  EMEA organic revenue increased 5% due to strong new business growth in Continental Europe.  APAC organic revenue increased 7% reflecting strong new business growth in Australia and New Zealand.  Reinsurance organic revenue decreased 1% due primarily to soft pricing in the U.S. for treaty placements, partially offset by strong growth in capital market transactions and advisory business.

	Fourth Quarter Ended
	Dec 31,	Dec 31,	%
(millions)	2010	2009	Change
Revenue	$1,765	$1,700	4%
Expenses
Compensation and benefits	958	1,099	(13)
Other expenses	433	407	6
Total operating expenses	1,391	1,506	(8)

Operating income	$374	$194	93%
Operating margin	21.2%	11.4%

Operating income - adjusted	$387	$361	7%
Operating margin - adjusted	21.9%	21.2%

Compensation and benefits for the fourth quarter decreased 13% or $141 million compared to the prior year quarter due primarily to a $129 million decrease in restructuring related costs, benefits related to the restructuring programs and a $14 million favorable impact from foreign currency translation.  Other expenses for the fourth quarter increased 6% or $26 million as the prior year quarter benefitted from certain insurance recoveries, partially offset by a $28 million decrease in restructuring related costs, benefits related to the restructuring programs and a $6 million favorable impact from foreign currency translation.

Fourth quarter operating income increased 93% to $374 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 7% or $26 million to $387 million and operating margin increased 70 basis points to a record 21.9% compared to the prior year quarter due primarily to an increase in organic revenue and benefits related to the restructuring programs, partially offset by certain insurance recoveries that benefitted the prior year quarter.

HR SOLUTIONS (Formerly known as Consulting)

(millions)	Fourth Quarter Ended			Less:	Less: Acquisitions,
Commissions,	Dec 31,	Dec 31,	%	Currency	Divestitures,	Organic
Fees and Other	2010	2009	Change	Impact	Other	Revenue
Consulting Services	$579	$299	94%	(1)%	93%	2%
Outsourcing	580	51	1,037	(1)	1,040	(2)
Intersegment	(8)	—	N/A	N/A	N/A	N/A
Subtotal	$1,151	$350	229%	(1)%	230%	—%
Investment Income	—	—	N/A
Total Revenue	$1,151	$350	229%

HR Solutions total revenue increased 229% to $1.2 billion compared to the prior year quarter due to acquisitions, primarily Hewitt, net of dispositions, partially offset by a 1% unfavorable impact from foreign currency translation. Organic revenue in Consulting Services increased 2% primarily reflecting strong growth in global compensation consulting and investment consulting, partially offset by the impact of weak economic conditions on retirement consulting.  Organic revenue in Outsourcing decreased 2% due primarily to a decline in project-related revenue and price compression in Benefits Administration, partially offset by new client wins in Benefits Administration and growth in point solutions revenue in HR Business Process Outsourcing.

	Fourth Quarter Ended
	Dec 31,	Dec 31,	%
(millions)	2010	2009	Change
Revenue	$1,151	$350	229%
Expenses
Compensation and benefits	737	210	251
Other expenses	328	81	305
Total operating expenses	1,065	291	266

Operating income	$86	$59	46%
Operating margin	7.5%	16.9%

Operating income - adjusted	$157	$73	115%
Operating margin - adjusted	13.6%	20.9%

Compensation and benefits for the fourth quarter increased 251% or $527 million from the prior year quarter due primarily to the inclusion of operating expenses related to the merger with Hewitt, a $40 million increase in restructuring related costs and $11 million of costs related to changes in certain employee benefit plans, partially offset by benefits related to the restructuring programs.  Other expenses increased 305% or $247 million from the prior year quarter due primarily to the inclusion of Hewitt operating expenses, a $37 million increase in intangible asset amortization expense and $18 million of integration costs, partially offset by benefits related to the restructuring programs.

Fourth quarter operating income increased 46% to $86 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 115% or $84 million to $157 million reflecting the merger with Hewitt.  Operating margin decreased 730 basis points to 13.6% versus the prior year quarter due primarily to an increase in intangible asset amortization expense related to the merger.

INCOME FROM CONTINUING OPERATIONS

	Fourth Quarter Ended
	Dec 31,	Dec 31,	%
(millions)	2010	2009	Change
Risk Solutions	$374	$194	93%
HR Solutions	86	59	46
Unallocated revenue	—	29	(100)
Unallocated expenses	(38)	(41)	(7)
Operating income from continuing operations before tax	$422	$241	75%
Interest income	6	5	20
Interest expense	(65)	(35)	86
Other (expense) income	(3)	7	(143)
Income from continuing operations before tax	$360	$218	65%

Unallocated revenue declined $29 million compared to the prior year quarter.  The prior year quarter reflected revenue related to the Company’s equity ownership in certain insurance investment funds acquired with Benfield.  Unallocated expenses of $38 million include $3 million of transaction costs related to the merger with Hewitt.  The prior year quarter included $5 million of costs associated with the Company’s equity ownership in certain insurance investment funds.  Interest expense increased $30 million to $65 million due primarily to an increase in the average amount of debt outstanding following the merger with Hewitt.  Other expense was $3 million in the fourth quarter compared to other income of $7 million in the prior year quarter.  The fourth quarter includes an $8 million loss related to the early extinguishment of debt primarily acquired in the merger with Hewitt, partially offset by gains from investments.  The prior year quarter primarily included gains from investments and the sales of certain businesses.

2010 FULL YEAR SUMMARY

Total revenue for 2010 increased 12% to $8.5 billion due to a 12% increase in commissions and fees resulting from acquisitions, primarily Hewitt, net of dispositions and a 1% favorable impact from foreign currency translation, partially offset by a $49 million decline in revenue from certain insurance investment funds and a $19 million or 26% decline in investment income.  Risk Solutions total revenue increased 2% to $6.4 billion and HR Solutions total revenue increased 67% to $2.1 billion.

Net income attributable to Aon stockholders for 2010 decreased 5% to $706 million compared to $747 million for the prior year.  The prior year includes the recognition of a foreign tax credit carryback related to the sale of CICA and a $43 million after-tax gain on the sale of Automobile Insurance Specialists (AIS).  Net income attributable to Aon stockholders from continuing operations increased 15% to $733 million compared to $636 million for the prior year.  Net income attributable to Aon stockholders, excluding certain items, increased 3% to $929 million compared to $906 million for the prior year.  Certain items that impacted full year results and comparisons against the prior year are detailed in the reconciliations of the impact of non-GAAP measures on page 12.

Net income attributable to Aon stockholders for 2010 decreased 8% to $2.37 per share compared to $2.57 per share for the prior year.  Net income attributable to Aon stockholders from continuing operations increased 12% to $2.46 per share compared to $2.19 per share for the prior year.  Net income attributable to Aon stockholders, excluding certain items, was similar at $3.12 per share compared to $3.11 per share for the prior year.  Certain items that impacted full year results and comparisons against the prior year are detailed in the reconciliations of the impact of non-GAAP measures on page 12.

During 2010, the Company repurchased approximately 6.1 million shares of common stock for $250 million at an average price of $41.17 per share.

Conference Call and Webcast Details

The Company will host a conference call on Friday, February 4, 2011 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE:AON) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human capital solutions and outsourcing. Through its more than 59,000 colleagues worldwide, Aon unites to deliver distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally in over 120 countries. Named the world’s best broker by Euromoney magazine’s 2008, 2009 and 2010 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on revenues in 2007, 2008 and 2009, and Aon was voted best insurance intermediary 2007-2010, best reinsurance intermediary 2006-2010, best captives manager 2009-2010, and best employee benefits consulting firm 2007-2009 by the readers of Business Insurance. Visit http://www.aon.com for more information on Aon and http://www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the possibility that the expected efficiencies and cost savings from the merger with Hewitt will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully; disruption from the merger with Hewitt making it more difficult to maintain business and operational relationships; general economic conditions in different countries in which Aon does business around the world; changes in global equity and fixed income markets that could affect the return on invested assets; fluctuations in exchange and interest rates that could influence revenue and expense; rating agency actions that could affect Aon’s ability to borrow funds; funding of Aon’s various pension plans; changes in the competitive environment; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws; the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the extent to which Aon retains existing clients and attract new businesses; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon currently provides, or will provide in the future, to clients; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; and the ability to realize the anticipated benefits to Aon of the Benfield merger. Further information concerning Aon, Hewitt, and their business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s and, historically, Hewitt’s filings with the SEC. See Aon’s and Hewitt’s Annual Reports on Form 10-K and Annual Reports to Stockholders for the fiscal years ended December 31, 2009 and September 30, 2009, respectively, Quarterly Reports on Form 10-Q for the subsequent fiscal quarters, and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures

This communication includes supplemental information related to organic revenue and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Statements of Income.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

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Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Consolidated Statements of Income (Unaudited)

	Fourth Quarter Ended			Twelve Months Ended
(millions except per share data)	Dec. 31, 2010	Dec. 31, 2009	Percent Change	Dec. 31, 2010	Dec. 31, 2009	Percent Change
Revenue
Commissions, fees and other	$2,897	$2,059	41%	$8,457	$7,521	12%
Fiduciary investment income	12	14	(14)	55	74	(26)
Total revenue	2,909	2,073	40	8,512	7,595	12

Expenses
Compensation and benefits	1,715	1,330	29	5,097	4,597	11
Other general expenses	772	502	54	2,189	1,977	11
Total operating expenses	2,487	1,832	36	7,286	6,574	11
Operating income	422	241	75	1,226	1,021	20

Interest income	6	5	20	15	16	(6)
Interest expense	(65)	(35)	86	(182)	(122)	49
Other (expense) income	(3)	7	(143)	—	34	(100)
Income from continuing operations before income taxes	360	218	65	1,059	949	12
Income taxes (1)	118	56	111	300	268	12
Income from continuing operations	242	162	49	759	681	11

Income (loss) from discontinued operations before income taxes	(1)	(10)	(90)	(39)	83	(147)
Income taxes (2)	—	(66)	(100)	(12)	(28)	(57)
Income (loss) from discontinued operations	(1)	56	(102)	(27)	111	(124)

Net income	241	218	11	732	792	(8)
Less: Net income attributable to the noncontrolling interests	10	20	(50)	26	45	(42)
Net income attributable to Aon stockholders	$231	$198	17%	$706	$747	(5)%

Net income attributable to Aon stockholders:
Income from continuing operations	$232	$142	63%	$733	$636	15%
(Loss) income from discontinued operations	(1)	56	(102)	(27)	111	(124)
Net income	$231	$198	17%	$706	$747	(5)%
Basic net income per share attributable to Aon stockholders:
Income from continuing operations	$0.68	$0.51	33%	$2.50	$2.25	11%
Income (loss) from discontinued operations	—	0.20	(100)	(0.09)	0.39	(123)
Net income	$0.68	$0.71	(4)%	$2.41	$2.64	(9)%

Diluted net income per share attributable to Aon stockholders:
Income from continuing operations	$0.67	$0.49	37%	$2.46	$2.19	12%
Income (loss) from discontinued operations	—	0.20	(100)	(0.09)	0.38	(123)
Net income	$0.67	$0.69	(3)%	$2.37	$2.57	(8)%

Weighted average common shares outstanding - diluted	346.7	287.8	20%	298.1	291.1	2%

(1)          Tax rate for continuing operations is 32.8% and 25.4% for the fourth quarters ended December 31, 2010 and 2009, respectively, and 28.4% and 28.2% for the twelve months ended December 31, 2010 and 2009, respectively.

(2)          Tax rate for discontinued operations is 34.0% and 31.8% for the fourth quarter and twelve months ended December 31, 2010, respectively.  Tax rate for discontinued operations was not meaningful for the fourth quarter and twelve months ended December 31, 2009.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Fourth Quarter Ended				Twelve Months Ended
(millions)	Dec. 31, 2010	Dec. 31, 2009	Percent Change	Organic Revenue (1)	Dec. 31, 2010	Dec. 31, 2009	Percent Change	Organic Revenue (1)
Commissions, Fees and Other
Risk Solutions	$1,753	$1,686	4%	3%	$6,369	$6,232	2%	—%
HR Solutions	1,151	350	229	—	2,110	1,266	67	1
Total Operating Segments	$2,904	$2,036	43%	2%	$8,479	$7,498	13%	—%

Fiduciary Investment Income
Risk Solutions	$12	$14	(14)%		$54	$73	(26)%
HR Solutions	—	—	N/A		1	1	—
Total Operating Segments	$12	$14	(14)%		$55	$74	(26)%

Total Revenue
Risk Solutions	$1,765	$1,700	4%		$6,423	$6,305	2%
HR Solutions	1,151	350	229		2,111	1,267	67
Unallocated	—	29	(100)		—	49	(100)
Intersegment	(7)	(6)	17		(22)	(26)	(15)
Total	$2,909	$2,073	40%		$8,512	$7,595	12%

(1)         Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon Corporation

Segments (Unaudited)

Risk Solutions

	Fourth Quarter Ended			Twelve Months Ended
(millions)	Dec. 31, 2010	Dec. 31, 2009	Percent Change	Dec. 31, 2010	Dec. 31, 2009	Percent Change
Revenue
Commissions, fees and other	$1,753	$1,686	4%	$6,369	$6,232	2%
Fiduciary investment income	12	14	(14)	54	73	(26)
Total revenue	1,765	1,700	4	6,423	6,305	2

Expenses
Compensation and benefits	958	1,099	(13)	3,664	3,777	(3)
Other general expenses	433	407	6	1,565	1,628	(4)
Total operating expenses	1,391	1,506	(8)	5,229	5,405	(3)

Operating income	$374	$194	93%	$1,194	$900	33%

Operating margin	21.2%	11.4%		18.6%	14.3%

HR Solutions

	Fourth Quarter Ended			Twelve Months Ended
(millions)	Dec. 31, 2010	Dec. 31, 2009	Percent Change	Dec. 31, 2010	Dec. 31, 2009	Percent Change
Revenue
Commissions, fees and other	$1,151	$350	229%	$2,110	$1,266	67%
Fiduciary investment income	—	—	N/A	1	1	—
Total revenue	1,151	350	229	2,111	1,267	67

Expenses
Compensation and benefits	737	210	251	1,316	754	75
Other general expenses	328	81	305	561	310	81
Total operating expenses	1,065	291	266	1,877	1,064	76

Operating income	$86	$59	46%	$234	$203	15%

Operating margin	7.5%	16.9%		11.1%	16.0%

Total Operating Income

	Fourth Quarter Ended			Twelve Months Ended
(millions)	Dec. 31, 2010	Dec. 31, 2009	Percent Change	Dec. 31, 2010	Dec. 31, 2009	Percent Change
Risk Solutions	$374	$194	93%	$1,194	$900	33%
HR Solutions	86	59	46	234	203	15
Unallocated revenue	—	29	(100)	—	49	(100)
Unallocated expenses	(38)	(41)	(7)	(202)	(131)	54
Total operating income	$422	$241	75%	$1,226	$1,021	20%

Total operating margin	14.5%	11.6%		14.4%	13.4%

Aon Corporation

Reconciliation of Non-GAAP Measures - Organic Revenue (Unaudited)

	Fourth Quarter Ended
(millions)	Dec. 31, 2010	Dec. 31, 2009	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$700	$657	7%	—%	4%	3%
United Kingdom	193	186	4	(2)	—	6
Europe, Middle East & Africa	367	366	—	(7)	2	5
Asia Pacific	157	138	14	6	1	7
Total Retail brokerage	1,417	1,347	5	(1)	2	4
Reinsurance brokerage	336	339	(1)	—	—	(1)
Total Risk Solutions	1,753	1,686	4	(1)	2	3
HR Solutions Segment:
Consulting services	579	299	94	(1)	93	2
Outsourcing	580	51	1,037	(1)	1,040	(2)
Intersegment	(8)	—	N/A	N/A	N/A	N/A
Total HR Solutions	1,151	350	229	(1)	230	—
Total Operating Segments	$2,904	$2,036	43%	(1)%	42%	2%

	Twelve Months Ended
(millions)	Dec. 31, 2010	Dec. 31, 2009	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$2,377	$2,249	6%	2%	4%	—%
United Kingdom	629	650	(3)	(1)	—	(2)
Europe, Middle East & Africa	1,400	1,392	1	(2)	3	—
Asia Pacific	519	456	14	10	1	3
Total Retail Brokerage	4,925	4,747	4	1	3	—
Reinsurance brokerage	1,444	1,485	(3)	1	(1)	(3)
Total Risk Solutions	6,369	6,232	2	1	1	—
HR Solutions Segment:
Consulting services	1,387	1,075	29	1	27	1
Outsourcing	731	191	283	2	282	(1)
Intersegment	(8)	—	N/A	N/A	N/A	N/A
Total HR Solutions	2,110	1,266	67	1	65	1
Total Operating Segments	$8,479	$7,498	13%	1%	12%	—%

(1)         Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)         Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Fourth Quarter Ended December 31, 2010				Twelve Months Ended December 31, 2010
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,765	$1,151	$(7)	$2,909	$6,423	$2,111	$(22)	$8,512

Operating income (loss) - as reported	$374	$86	$(38)	$422	$1,194	$234	$(202)	$1,226
Restructuring charges	4	53	—	57	110	62	—	172
Pension adjustment	—	—	—	—	—	—	49	49
Hewitt related costs	—	18	3	21	—	19	21	40
Anti-bribery and compliance initiatives	9	—	—	9	9	—	—	9
Operating income (loss) - as adjusted	$387	$157	$(35)	$509	$1,313	$315	$(132)	$1,496

Operating margins - as adjusted	21.9%	13.6%	N/A	17.5%	20.4%	14.9%	N/A	17.6%

	Fourth Quarter Ended December 31, 2009				Twelve Months Ended December 31, 2009
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,700	$350	$23	$2,073	$6,305	$1,267	$23	$7,595

Operating income (loss) - as reported	$194	$59	$(12)	$241	$900	$203	$(82)	$1,021
Restructuring charges	161	14	—	175	377	35	—	412
Pension curtailment	—	—	—	—	(54)	(20)	(4)	(78)
Benfield integration costs	2	—	—	2	15	—	—	15
Anti-bribery and compliance initiatives	4	—	—	4	7	—	—	7
Operating income (loss) - as adjusted	$361	$73	$(12)	$422	$1,245	$218	$(86)	$1,377

Operating margins - as adjusted	21.2%	20.9%	N/A	20.4%	19.7%	17.2%	N/A	18.1%

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
(millions except per share data)	2010	2009	2010	2009
Operating income - as adjusted	$509	$422	$1,496	$1,377
Interest income	6	5	15	16

Interest expense - as reported	(65)	(35)	(182)	(122)
Hewitt related costs	—	—	14	—
Interest expense - as adjusted	(65)	(35)	(168)	(122)

Other (expense) income	(3)	7	—	34
Income from continuing operations before income taxes - as adjusted	447	399	1,343	1,305
Income taxes (2)	146	103	388	354
Income from continuing operations - as adjusted	301	296	955	951
Less: Net income attributable to noncontrolling interests	10	20	26	45
Income from continuing operations attributable to Aon stockholders - as adjusted	$291	$276	$929	$906

Diluted earnings per share from continuing operations - as adjusted	$0.84	$0.96	$3.12	$3.11

Weighted average common shares outstanding - diluted	346.7	287.8	298.1	291.1

(1)          Certain noteworthy items impacting operating income in 2010 and 2009 are described in this schedule.  The items shown with the caption “as adjusted” are non-GAAP measures.

(2)          The effective tax rate for continuing operations is 32.8% and 25.4% for the fourth quarters ended December 31, 2010 and 2009, respectively, and 28.4% and 28.2% for the twelve months ended December 31, 2010 and 2009, respectively (U.S. GAAP).  Reconciling items are generally taxed at the effective tax rate.  However, the twelve months 2010 U.S. GAAP effective tax rate was adjusted to 28.9%, to exclude the 40% tax rate applied to a $49 million U.S. pension expense adjustment for prior years recorded in the second quarter.  In addition, the twelve months 2009 U.S. GAAP effective tax rate was adjusted to 27.1% to exclude the impact of the 40% tax rate applied to a $83 million U.S. pension curtailment gain.

Aon Corporation

Restructuring Plans (Unaudited) (1)

2007 Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2007	Full Year 2008	Full Year 2009	Fourth Quarter 2010	Full Year 2010	Total Cost
Workforce reduction	$17	$166	$251	$(2)	$72	$506
Lease consolidation	22	38	78	1	15	153
Asset impairments	4	18	15	—	2	39
Other costs associated with restructuring	3	29	13	—	5	50
Total restructuring and related expenses	$46	$251	$357	$(1)	$94	$748

By Segment:

Risk Solutions	$41	$234	$322	$(2)	$84	$681
HR Solutions	5	17	35	1	10	67
Total restructuring and related expenses	$46	$251	$357	$(1)	$94	$748

Benfield Restructuring Plan

By Type:

	Purchase	Operations
(millions)	Price Allocation (2)	Full Year 2009	Fourth Quarter 2010	Full Year 2010	Total to Date	Estimated Total
Workforce reduction	$32	$38	$4	$15	$85	$97
Lease consolidation	22	14	—	7	43	49
Asset impairments	—	2	1	2	4	5
Other costs associated with restructuring	1	1	1	2	4	4
Total restructuring and related expenses	$55	$55	$6	$26	$136	$155

Aon Hewitt Restructuring Plan

By Type:

	Actual
(millions)	Fourth Quarter 2010	Estimated Total
Workforce reduction	$49	$185
Lease consolidation	3	110
Asset impairments	—	27
Other costs associated with restructuring	—	3
Total restructuring and related expenses	$52	$325

(1)          In the Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”;  lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)          Represents costs associated with the execution of restructuring activity identified at the acquisition date (November 30, 2008).

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	December 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$346	$217
Short-term investments	785	422
Receivables, net	2,701	2,052
Fiduciary assets (1)	10,063	10,835
Other current assets	624	463
Total Current Assets	14,519	13,989
Goodwill	8,647	6,078
Intangible assets, net	3,611	791
Fixed assets, net	781	461
Investments	312	319
Other non-current assets	1,112	1,320
Total Assets	$28,982	$22,958

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$10,063	$10,835
Short-term debt and current portion of long-term debt	492	10
Accounts payable and accrued liabilities	1,810	1,535
Other current liabilities	584	260
Total Current Liabilities	12,949	12,640
Long-term debt	4,014	1,998
Pension and other post employment liabilities	1,896	1,889
Other non-current liabilities	1,817	1,000
Total Liabilities	20,676	17,527
Total Aon Stockholders’ Equity	8,251	5,379
Noncontrolling interests	55	52
Total Equity	8,306	5,431
Total Liabilities and Equity	$28,982	$22,958

(1) Includes short-term investments:  2010 - $3,489, 2009 - $3,329.